EXHIBIT 11

                   COMPUTATION OF NET INCOME PER COMMON SHARE




                                            DECEMBER 31
                           ------------------------------------------
                               1998            1997            1996
                               ----            ----            ----

NET INCOME (LOSS)          $(1,017,170)    $(2,259,251)    $   68,279



WEIGHTED AVERAGE OF
COMMON SHARES
OUTSTANDING                  1,604,163       1,604,163      1,608,163
                           -----------     -----------     ----------



BASIC NET INCOME (LOSS)
PER COMMON                 $      (.63)    $     (1.41)    $      .04
                           ===========     ===========     ==========


For the years ended December 31, 1998, 1997 and 1996 there was no dilutive effect for stock options.


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